Putnam Convertible Securities Fund
4/30/12 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	7,029
Class B	132
Class C	543

72DD2

Class M	45
Class R	52
Class Y	1,690

73A1

Class A	0.284
Class B	0.212
Class C	0.209

73A2

Class M	0.237
Class R	0.261
Class Y	0.308

74U1

Class A	24,453
Class B	600
Class C	2,344

74U2

Class M	189
Class R	205
Class Y	5,171

74V1

Class A	19.67
Class B	19.33
Class C	19.48

74V2

Class M	19.49
Class R	19.60
Class Y	19.66


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.